UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          Market Financial Corporation
 ----------------------------------------------------------------------------
                                (Name of Issuer)


                        Common shares, without par value
----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    57056A 10 0
----------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------
CUSIP No. 57056A 10 0                 13G
          -------------------
--------------------------------

------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. Craig Martin

------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

------------------------------------------------------------------------------
    3      SEC USE ONLY



------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    45,536
        NUMBER OF
                           --------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     22,800
         BY EACH
                           --------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    45,536

                           --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    22,800

------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            68,336

------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%

------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:
---------

                  Market Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
---------

                  7522 Hamilton Avenue
                  Mt. Healthy, Ohio  45231

Item 2(a).        Name of Persons Filing:
---------

                  L. Craig Martin

Item 2(b).        Address of Principal Business Office or, if none, Residence:
---------

                  6709 Madison Road
                  Cincinnati, Ohio  45227

Item 2(c).        Citizenship:
---------

                  United States of America

Item 2(d).        Title and Class of Securities:
---------

                  Common shares, without par value

Item 2(e).        CUSIP Number:
---------

                  57056A 10 0

Item 3.   If this statement is  filed pursuant to Rules 13d-1(b), or 13d-2(b) or
------    (c), check whether the person filing is a:


          (a)    [ ]   Broker or  Dealer  registered under Section 15 of the Act
                       (15 U.S.C. 78o).

          (b)    [ ]   Bank as  defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).


          (c)    [ ]   Insurance  Company  as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

          (d)    [ ]   Investment  Company  registered  under  section  8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)    [ ]   An   investment   adviser  in   accordance  with  Section
                       240.13d-1(b)(1)(ii)(E).

          (f)    [ ]   An employee benefit plan  or endowment fund in accordance
                       with Section 240.13d-1(b)(1)(ii)(F).

          (g)    [ ]   A parent  holding company or control person in accordance
                       with Section 240.13d-1(b)(1)(ii)(G).

          (h)    [ ]   A  savings association as defined in Section 13(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i)    [ ]   A church  plan that is excluded from the definition of an
                       investment  company   under  Section  3 (c) (14)  of  the
                       Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)    [ ]   A group, in accordance withss.240.13d-1(b)(1)(ii)(J).


Item 4.           Ownership:
------

          (a)      Amount Beneficially Owned:
                   68,336

          (b)      Percent of Class:
                   5.4%

          (c)      Number of shares as to which such person has:

                   (i)      sole power to vote or to direct the vote:
                            45,536

                   (ii)     shared power to vote or to direct the vote:
                            22,800

                   (iii)    sole power to dispose or to direct the disposition
                            of:
                            45,536

                   (iv)     shared power to dispose or to direct the disposition
                            of:
                            22,800

Item 5.       Ownership of Five Percent or Less of a Class:
------

              Inapplicable

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person:
------

              Inapplicable

Item 7.       Identification and Classification of the Subsidiary Which Acquired
------        the Security Being Reported on by the Parent Holding Company:

              Inapplicable

Item 8.       Identification and Classification of Members of the Group:
------

              Inapplicable

Item 9.       Notice of Dissolution of Group:
------

              Inapplicable

Item 10.       Certification:
-------

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




2/05/2001                              By /s/ L. Craig Martin
----------------------                    ----------------------------------
Date                                      L. Craig Martin